The Board of Directors

Norfolk Southern Corporation:

Re:     Registration Statement Nos. 33-52031, 333-71321, 333-60722, 333-100936 and 333-109069 on Form S-8, 333-119398 on Form S-3 and 333-123833 on Form S-4.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 26, 2005 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Norfolk , Virginia

April 26, 2005